EXHIBIT 10.1

September 5, 2007

Letter of Intent to Purchase the Assets of
Communications Advantage LLC, and Web-Breeze Networks, LLC

Attn: Mr. Eric Shippam

Re:

Letter of Intent for Rapid Link, Incorporated, a Delaware corporation, (OTCBB: RPID) ("RAPID LINK"), to acquire the Assets of (the "Asset Purchase") Communications Advantage, LLC and Web-Breeze Networks, LLC ("Comm Adv" or "the Company"), both California, Limited Liability Companies.

Dear Mr. Shippam:

This Letter of Intent ("LOI") will confirm the following general terms upon which our respective Board of Directors or similar governing body (collectively referred to as the "Parties") will adopt a Definitive Asset Purchase Agreement (the "Agreement"), and recommend that the Comm Adv stockholders approve the Agreement, subject to the approval of a sufficient number of Comm. Adv. stockholders.

This LOI sets forth the material terms of the Asset Purchase and reflects the current, good faith intentions of RAPID LINK and Comm Adv with respect thereto.

1.     The Asset Purchase.

(a)     The time of Closing shall be not later than October 15, 2007 (the "Closing Date"), unless extended by mutual consent of the parties.

(b)     RAPID LINK will pay the Comm Adv Stockholders shares of common stock and cash as outlined below as compensation ("Purchase Price") for the purchase of all Comm Adv assets, which Purchase Price shall be paid as follows:

i.     1,000,000 shares of RAPID LINK common stock shall be delivered to the Comm Adv Stockholders within Five (5) days of the Closing Date, provided that Comm Adv gross monthly retail billed revenues are at least $40,000.00 for the calendar month ending September 30, 2007. A proportionate number of shares will be withheld should monthly billed retail revenues fall short of $40,000.00. The stock value at time of transfer to Comm Adv shall have a value of no less than $100,000. Should the value at the time of transfer have a value of less than $100,000 then RAPID LINK will issue additional stock to achieve a value at the time of transfer of no less than $100,000, provided that in no instance shall RAPID LINK issue more than 1,500,000 shares of common stock. Stock value will be determined by the OTC closing price of the stock of the day prior to transfer. No less than 1,000,000 shares will be issued regardless of stock price on the day of transfer.

ii.     $75,000 shall be wired pursuant to written instructions to the designated account of the Stockholders of Comm Adv within five (5) days of the Closing Date, based on the same criteria as described in (i) above. A proportionate amount of this cash payment will be withheld should gross monthly billed retail revenues fall short of $40,000.00

iii.     $50,000 Note payable within 180 days of closing.

iv.     Earn-out Period and payment #1: 30% of net revenue increase for the period ending 1 year from closing will be paid within 45 days of period ending 1 year from closing provided: revenues grow above $240,000 (from wireless, dial up, web hosting and VoIP combined, on networks built or owned in Amador and Calaveras counties). Should Earn Out Period #1 ending revenues fall below $300,000 no Earn Out #1 payment will be paid. Earn out will be paid in cash or CA may elect to take Earn out in stock which will be calculated at 90% of market at the time of earn out calculation.

v.     Earn-out Period and payment #2: 30% of net revenue increase for the period ending 2 years from closing and beginning 1 year from closing will be paid within 45 days of period ending 2 years from closing provided: revenues are greater at beginning of this Earn Out period than at the start of Earn Out Period #1 (from wireless, dial up, web hosting and VoIP combined, on networks built or owned in Amador and Calaveras counties). Should Earn Out Period #2 ending revenues fall below $400,000, no Earn Out #2 payment will be paid. Earn out will be paid in cash or CA may elect to take Earn out in stock which will be calculated at 90% of market at the time of earn out calculation.

vi.     Earn-out Period and payment #3: 30% of net revenue increase for the period ending 3 years from closing and beginning 2 years from closing will be paid within 45 days of period ending 3 years from closing provided: revenues are greater at beginning of this Earn Out period than at the start of Earn Out Period #2 (from wireless, dial up, web hosting and VoIP combined, on networks built or owned in Amador and Calaveras counties). Should Earn Out Period #3 ending revenues fall below $600,000, no Earn Out #3 payment will be paid. Earn out will be paid in cash or CA may elect to take Earn out in stock which will be calculated at 90% of market at the time of earn out calculation.

vii.     Securities issued to the stockholders of Comm Adv shall have "piggy back" rights on any registration statement filed by RAPID LINK subsequent to closing of this transaction.

2.     Definitive Agreement. The parties shall enter into a definitive Asset Purchase agreement containing the material provisions as set forth in this LOI. Both parties will endeavor to close this transaction as soon as possible. The Agreement shall specifically include, but shall not be limited, to the following:

(a)     Representations and warranties. Customary and usual representations and warranties and covenants by the parties, and the principal executive officer shall certify that these representations and warranties are true as of the Closing Date.

i.     None of the Parties to the Asset Purchase, nor their officers, directors, members or affiliates, promoter or control person, nor any predecessor thereof, have been subject to the following:

(A)     Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses) within the past five years;

(B)     Any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

(C)     Any finding, ruling or judgment by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

ii.     Each party shall have good title to all of its respective tangible and intangible assets including, but not limited to, intellectual properties necessary or required to successfully develop and commercially exploit its business enterprise as more fully described in its current business plan.

iii.     The Comm Adv Stockholders own 100% of the issued and outstanding stock of Comm Adv and shall indemnify RAPID LINK with respect to the Company's representations and warranties.

iv.     The Agreement will include representations and warranties with respect to the absence of undisclosed liabilities, liens and encumbrances of the assets of Comm Adv and the financial condition and results of operations of Comm Adv and with respect to the absence of any material adverse changes in Comm Adv financial condition, earnings, and business operations with respect to the contemplated assets RAPID LINK is purchasing.

(b)     Opinions of Counsel. The delivery at Closing of favorable opinions of legal counsel for Comm Adv regarding the customary and usual matters of law and fact covered under similar acquisitions and related agreements.

(c)     Opinions of Auditors. For the delivery at the Closing of financial statements reasonably acceptable to RAPID LINK, Comm Adv shall deliver to RAPID LINK financial statements for the last two completed fiscal years as well as reviewed financial statements for the interim period(s) ended at the Closing Date prepared in accordance with Generally Accepted Accounting Principles. The cost of the audit will be borne by Comm Adv.

(d)     Conditions Precedent. In addition, the Agreement shall contain the following conditions precedent:

i.     RAPID LINK shall have all SEC, state and federal filings and reports current, up to date, in proper form, and be, to the best of management's knowledge, in compliance with all state and federal regulations governing a public company.

ii.     For a period of at least sixty (30) days prior to the Closing Date, Comm Adv will afford to the officers and authorized representatives of RAPID LINK full access to the properties, books and records of Comm Adv in order that RAPID LINK may have a full opportunity to make such reasonable investigation as it shall desire regarding the affairs of Comm Adv, and Comm Adv will furnish RAPID LINK with such additional financial and operating data and other information as to the business and properties of Comm Adv as RAPID LINK shall from time to time reasonably request. To the extent the state and federal filings and reports do not provide such information, Comm Adv shall have similar access to the properties, books and records of RAPID LINK. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, and each party hereto shall cooperate fully therein. The parties have entered into a Confidentiality, Restricted Use and Non-Solicitation Agreement and hereby acknowledge that all information exchanged by the parties which is not in the public domain shall be deemed confidential and proprietary and shall be subject to the provisions governing non-disclosure as set forth in such Agreement. No investigation by either party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under the Agreement.

iii.     Comm Adv will prepare a detailed listing of all outstanding liabilities, together with existing agreements and creditor consents for term payments of listed liabilities, which RAPID LINK agrees to assume and honor. This assumption of liabilities will not exceed $140,000.00 and shall generally match those liabilities and monthly payment amounts listed in Exhibit 1.

iv.     Comm Adv shall have obtained and delivered to RAPID LINK all consents, waivers and approvals necessary to affect the Asset Purchase from the stockholders and Board of Directors of Comm Adv.

v.     There shall not be any pending or threatened litigation regarding the Asset Purchase and the Agreement or any related transactions contemplated thereby or therein.

vi.     Customary legal opinions, closing certificates and other documentation in a form satisfactory to RAPID LINK and Comm Adv, respectively, shall be delivered by the Parties.

vii.     There shall not be any material breach by the Parties of any representation or warranty contained in the Agreement, and the Parties shall be in compliance with each covenant contained in the Agreement.

viii.     Rapid Link shall have completed the usual, customary and reasonable due diligence of Comm Adv to Rapid Link's satisfaction in its sole and exclusive judgment.

ix.     The Agreement shall contain additional mutually acceptable closing conditions to be determined by the Parties.

(e)     Conditions Subsequent. The Asset Purchase shall be subject to the occurrence of the following term and condition to occur within a reasonable time subsequent to the Closing:

i.     RAPID LINK shall file a Form 8-K with the SEC within four business days of entering into the Agreement disclosing the material terms of the Asset Purchase.

ii.     RAPID LINK and Eric Shippam shall enter into an irrevocable 3 year employment contract which will pay Eric Shippam a salary of $120,000 annually for three years. The agreement will contain a non-compete clause, with 5 year lock-out of Amador and Calaveras Counties. RAPID LINK may cancel this employment contract at any time after year one by paying Eric Shippam 70% of any unpaid portion of the employment contract within 30 days of termination of said employment agreement. Employment Agreement is attached hereto as Exhibit 2.

iii.     Rapid Link will commit $300,000 of the $3 million dollars committed to Rapid Link in the financing completed by Westside Capital (per publicly filed Form 8K on June 21, 2007), for the purpose of expansion and revenue growth into the Amador and Calaveras broadband internet markets.

3.     Expenses. Each party shall pay its own legal, accounting and other expenses in connection with the Asset Purchase.

4.     Conduct of Business of Comm Adv Prior to Closing.

          Until consummation or termination of the contemplated Asset Purchase, Comm Adv will conduct business only in the ordinary course and no material assets of Comm Adv shall be sold, encumbered, hypothecated or disposed of except in the ordinary course of business and only with the written consent of the other party which consent will not be unreasonably withheld.

5.     Miscellaneous Provisions:

(a)     On or before the Closing Date, RAPID LINK, Comm Adv and all of the Comm Adv Stockholders will have received all permits, authorizations, regulatory approvals and third party consents necessary for the consummation of the Asset Purchase, and all applicable legal requirements shall have been satisfied.

(b)     The Asset Purchase shall be consummated and the Agreement shall be executed as soon as practicable, and RAPID LINK shall instruct its legal counsel to immediately prepare all necessary documentation upon execution of this LOI.

(c)     Before Closing, the Board of Directors of RAPID LINK shall have approved the Asset Purchase and the Agreement. Prior to signing the LOI, Comm Adv's shareholders shall have approved the transaction as outlined in the LOI.

(d)     All notices or other information deemed required or necessary to be given to any of the parties shall be given at the following addresses:

RAPID LINK:	Rapid Link Inc. Attn: Chris Canfield 5408 No. 99th Street Omaha, NE 68134 Facsimile: (402) 392-7585

Comm Adv:	Communications Advantage, LLC / Web Breeze LLC 54 Main St. Second Flr. Sutter Creek, CA Facsimile: (888) 320-0441

(e)     No agent, broker, investment banker, person or firm is acting on behalf of the Parties or under their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with any of the transactions contemplated herein.

(f)     The Agreement shall contain customary and usual indemnification, hold harmless provisions and investment representation language.

(g)     Except where the laws of another jurisdiction are necessarily applicable, the transactions which are contemplated herein and the legal relationships among the parties hereto, to the extent permitted, shall be governed by and construed in accordance with the laws (except for conflict of law provisions) of the State of California.

(h)     The substance of any press release or other public announcement with respect to the Asset Purchase, the Agreement and the transactions contemplated herein and therein, other than notices required by law, shall be approved in writing in advance by all parties and their respective legal counsel.

6.     Counterparts. This LOI may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

7.     Amendments. Subject to applicable law, this LOI and any attachments hereto may be amended only by an instrument in writing signed by an officer or authorized representative of each of the parties hereto.

8.     Headings. The descriptive headings of the sections and subsections of this LOI are inserted for convenience only and do not constitute a part of this LOI.

9.     Waiver. No purported waiver by any party of any default by any other party of any term, covenant or condition contained herein shall be deemed to be waiver of such term, covenant or condition unless the waiver is in writing and signed by the waiving party. No such waiver shall in any event be deemed a waiver of any subsequent default under the same or any other term, covenant or condition contained herein.

10.     Entire Agreement. This LOI, together with the exhibits or other documents given or delivered pursuant hereto, sets forth the entire understanding among the parties concerning the subject matter of this LOI and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this LOI other than those set forth herein. No alteration, amendment, change or addition to this LOI shall be binding upon any party unless in writing and signed by the party to be charged.

11.     No Partnership. Nothing contained in this LOI will be deemed to or construed by the parties hereto or by any third person to create the relationship of principal and agent or partnership or joint venture.

12.     Joint Preparation. This LOI has been negotiated and prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the applicable rules of interpretation for arm's length agreements.

13.     Partial Invalidation. If any term, covenant or condition in this LOI or the application thereof to any party, person or circumstance shall be invalid or unenforceable, the remainder of this LOI or the application of such term, covenant or condition to persons or circumstances, other than those as to which it is held invalid, shall be unaffected thereby and each term, covenant or condition of this LOI shall be valid and enforced to the fullest extent permitted by law.

14.     No Shopping. Prior to October 15, 2007 or the date of closing, in consideration of the resources to be committed to the transactions contemplated herein by RAPID LINK and its representatives and agents, neither Comm Adv nor any of its officers, directors, shareholders, agents or representatives shall, directly or indirectly, solicit, initiate, encourage or participate in any negotiation or discussion or enter into any agreement in respect of or cooperate with any person regarding (including, without limitation, by way of furnishing any non-public information concerning, or affording access to, the business, properties or assets of Comm Adv) any Asset Purchase Proposal, and any and all such discussions, other than those described in this letter, shall be immediately terminated. The term "Asset Purchase Proposal" means any proposal (other than a proposal by RAPID LINK) for the acquisition of all or a substantial portion of the stock or assets of Comm Adv or for a merger, consolidation or other business combination pursuant to which any other person would acquire Comm Adv or any substantial equity interest in Comm Adv.

15.     Binding Effect; Break-up Fee. Subject to the provisions of Section 2 hereof, this LOI is binding on the parties hereto. In the event either party to this transaction terminates this LOI at any time before to the execution of a Definitive Agreement, it shall pay a break-up fee to the damaged party in the amount of $80,000 cash.

16.     Time is of the Essence. Comm Adv shall sign this LOI no later than 5:00 P.M., Central Standard Time, September 5, 2007, as time is of the essence.

17.     Public Announcement. RAPID LINK and Comm Adv mutually agree that neither party shall issue any press release or make any public announcement of the Asset Purchase or any other matter which is the subject of this LOI or any subsequent definitive Agreement without the prior consent of the other party, except where a public announcement is required by law as reasonably determined by such party or is in connection with such party's enforcement of its rights or remedies hereunder or there under for any breach by the other party. Notwithstanding the foregoing, Comm Adv acknowledges that upon signing this LOI, RAPID LINK is required and shall file a Form 8-K with the SEC describing the material terms of the LOI and Comm Adv hereby consents to such filing.

18.     Consents. RAPID LINK and Comm Adv will cooperate with one another and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals from lenders, shareholders, landlords and other third parties and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Asset Purchase and the Agreement.

19.      Efforts. RAPID LINK and Comm Adv will negotiate in good faith and use their commercially reasonable efforts to arrive at a mutually acceptable definitive Agreement for approval, execution and delivery on the earliest reasonably practicable date. RAPID LINK and Comm Adv will thereupon use their commercially reasonable efforts to affect the Closing and to proceed with the transactions contemplated by this LOI as promptly as is reasonably practicable.

20.     Confidentiality. RAPID LINK and Comm Adv agree that (except as may be required by law) it will not disclose or use any "Confidential Information" (as hereinafter defined) with respect to the other, furnished, or to be furnished in connection herewith at any time or in any manner and will not use such information other than in connection with its evaluation of the Asset Purchase. For the purposes of this paragraph "Confidential Information "means any information identified as such in writing or, given the nature of the information or the circumstances surrounding its disclosure, which reasonably should be considered as confidential or proprietary. The parties agree to continue to be bound by that certain Confidentiality, Restricted Use and Non-Solicitation Agreement entered into on or about September 2007. If for any reason the Asset Purchase is not consummated, the receiving party will promptly return all documents to the party with provided such documents. The provisions of this paragraph shall survive the termination of this LOI.

     If the foregoing correctly sets forth the substance of the understanding of the parties, please execute this LOI in triplicate, retain one original copy for your records, and return the other original copies to Chris Canfield at the address listed below. Also, please fax a signed copy to RAPID LINK, Inc. at (402) 392-7585.

Yours truly,

Rapid Link Inc. / Rapid Link, Incorporated

_________________________________
Chris Canfield
President
September 5, 2007

Accepted this 5th day of September, 2007.

Web-Breeze Networks LLC / Communications Advantage, LLC

Eric Shippam
Managing Director

Exhibit 1
Debt Outstanding	Total	Monthly payment
TNC	75,000	7,500
EDD	19,000	1,000
TESSCO	15,000	500
Hostopia	27,000	500
Total	$ 137,000	$ 9,500

Exhibit 2

Employment Agreement

Exhibit 2 - Letter of Intent 9/5/07

THIS AGREEMENT made as of, (Closing Date) 2007 between Telenational Communications, Inc. with its principal place of business located at 5408 No. 99th Street, Omaha, NE 68134 (the "Employer") and, Eric Shippam.(the "Employee").

WHEREAS the Board of Directors of the Employer considers it to be in the best interests of the Employer to enter into this Agreement with the Employee, and this Agreement has been duly approved by the Board of Directors of the Employer;

NOW THEREFORE this agreement witnesses that in consideration of the foregoing and the mutual covenants and agreements set out below and of other good and valuable consideration, the parties hereby agree as follows:

Definitions. Whenever used in this Agreement the following words and phrases shall have the following respective meanings:

"Business Day" shall mean the day upon which the principal office of all of the chartered banks in Nebraska are open for the transaction of business.

"Date of Termination" shall mean the date the Employee ceases to be employed by the Employer for whatever reason.

"GAAP" shall mean generally accepted accounting principles.

"Guaranteed Amount" shall mean an amount equal to number of months payment to be made to Employee in the event of termination without cause (ie. twelve (12) times the base monthly salary payable to the Employee by the Employer during the calendar month immediately preceding the Date of Termination.

Employment.

Term and Position. The Employer will continue to employ the Employee as until the Employee's employment is terminated in accordance with the provisions of this Agreement.

Reporting Relationship and Responsibilities.

Service. During the term of his employment with the Employer, the Employee will devote his full time, attention, and abilities to furthering the business of the Employer and will faithfully serve the Employer and use his best efforts to promote the interests of the Employer. The Employer agrees that the Employee will be free to hold equity interests in businesses which do not compete with the business of the Employer.

Compensation.

Salary. The Employee will receive a salary of One Hundred Twenty Thousand Dollars ($120,000) per annum payable in equal bi-weekly installments. The Employee's salary will be reviewed by Employee's immediate supervisor from time to time at the supervisors discretion, but in any event will be reviewed not later than January 1, 2009, and annually thereafter. Any salary review will be done with a view to assessing the Employee's achievement of overall objectives established from time to time by the Employee's supervisor and considering market rates of remuneration paid to Position of Employees of comparable international companies.

Expenses. The Employer will reimburse the Employee for all reasonable direct out-of-pocket expenses incurred in connection with the performance of his duties and responsibilities, or in carrying out any request made of the Employee by the Employer.

Vacation. During the term of his employment, the Employee will be entitled to such reasonable periods of vacation as per the Employer handbook, but not less than two (2) weeks every year. Such vacation shall be taken at such time as the Employee may from time to time reasonably decide, provided such time, in the opinion of Employee's immediate supervisor acting reasonably, does not materially interfere with the Employee's duties hereunder. The Employee shall adhere to the terms and conditions outlined in the Telenational Communications, Inc. handbook.

Benefits. The Employee will be entitled to participate on equal terms and conditions in all insurance and other benefit plans which the Employer offers to its senior executives and will continue to receive all such benefits as he now enjoys.

Termination.

Voluntary Resignation. The Employee may terminate his employment with the Employer at any time by giving six (6) months' notice to the Employee's immediate supervisor.

Termination for Just Cause. The Employer may terminate the Employee's employment at any time for just cause, without notice or payment of any compensation.

Termination of Employee's Employment Without Cause. The Employer shall have the right to terminate the Employee's employment hereunder at any time without cause whereupon:

the Employer shall pay to the Employee an amount equal to the Guaranteed Amount;

if the Employee holds any options granted to him pursuant to the Employer's stock option plan for employees, the date to exercise such options shall be extended for the lesser of 1 months from the Date of Termination and the expiry date under such options;

the Employer shall pay to the Employee all outstanding and accrued salary and vacation pay to the Date of Termination within 30 days after the Date of Termination and reimburse the Employee for all proper expenses incurred by the Employee in carrying out his duties to the Employer prior to the Date of Termination;

if, at the Date of Termination, there were any memberships in any clubs, social, or athletic organizations paid for by the Employer that were for the regular use of the Employee, the Employer will not take any action to terminate such memberships, but need not renew any such membership that expires; and

prior to or contemporaneously with the payments set forth above, the Employee shall deliver a release in favor of the Employer, its subsidiaries, and their respective directors, officers, and shareholders in the form acceptable to Employer.

The Employer agrees to make payments contemplated herein irrespective of whether the Employee finds (or seeks) alternative employment.

Constructive Dismissal. In the event the Employer alters the Employee's remuneration, title, reporting relationship, or responsibilities to the extent that the Employee has been constructively dismissed, the Employer shall make all the payments and provide the benefits specified hereof, from and after the date of such constructive dismissal.

No Payment if Just Cause, Resignation, or Retirement. The Employer shall not have any obligation to make any of the payments described herein, other than the payment contemplated in this contract, or to extend the date for exercising any outstanding stock options, if:

the Employee's employment with the Employer has been terminated for just cause;

the Employee by reason of illness, mental or physical disability, or incapacity fails for an aggregate of six (2) months within any twenty-four (12) month period to perform his duties hereunder;

the Employee's employment terminates because of death or retirement.

Covenants of the Employee.

Employee's Acknowledgements. The Employee acknowledges that:

the Employer and its subsidiaries have carried on and will hereinafter carry on the business of the Employer;

in the course of carrying out, performing, and fulfilling his responsibilities to the Employer, the Employee will have access to and will be entrusted with and receive confidential and proprietary information and trade secrets of the Employer ("Confidential Information") relating to the foregoing business, the disclosure of any of which to competitors or to the general public may be detrimental to the best interests of the Employer;

in the course of performing his obligations to the Employer hereunder, the Employee will be one of the key representatives of the Employer and as such will be significantly responsible for the maintaining or enhancing the goodwill of the Employer;

the right to maintain the confidentiality of such Confidential Information and the right to preserve the goodwill of the Employer constitutes proprietary rights which the Employer is entitled to protect.

Non-Disclosure. The Employee agrees that during his employment and for a period of twenty-four (24) months after he ceases to be employed by the Employer for any reason whatsoever, the Employee will not disclose, directly or indirectly, any Confidential Information or use any Confidential Information for any purpose whatsoever other than for the benefit of the Employer, provided that this does not apply to Confidential Information that has become public through no breach of this Agreement on the Employee's part.

Non-Solicitation and Non-Competition.

Non-Competition and Non-Solicitation. Employee covenants and agrees that during the period of his employment and for a period of 24 months from the Date of Termination, if the termination of the Employee's employment is caused by reason of his voluntary resignation as provided herein, or his retirement as provided for herein or his termination for just cause as provided for herein, the Employee will not, either alone or in conjunction with any individual, firm, corporation, association, or other entity (except for the Employer and its subsidiaries), whether as principal, agent, director, officer, employee, investor, consultant, or in any other capacity whatsoever: (i) carry on, be engaged in, concerned with, or interested in, or advise, lend money to, guarantee the debts or obligations of, or permit his name to be used or employed by, any person or persons, firm, association, syndicate, or corporation engaged in or concerned with the business being carried on by the Employer or its subsidiaries at the Date of Termination, including, without limitation, the business of within any State of the United States of America or Province or Territory of Canada (provided that the foregoing shall not prevent the Employee from purchasing as a passive investor up to 5% of the outstanding publicly-traded shares or other securities of any class of an issuer listed on a recognized stock exchange); or (ii) attempt, directly or indirectly, to solicit or approach any employee, customers, or suppliers of the Employee or any of its subsidiaries. In this contract, (I) "customer" shall mean any customer with which the Employer or its subsidiaries will have transacted business within a period of three (3) years prior to the Date of Termination, and (II) "supplier" shall mean any supplier with which the Employer or its subsidiaries which exist at the Time of Termination and any supplier with which the Employer or its subsidiaries have done business within a period of three (3) years prior to the Date of Termination. The Employee agrees that this section reflects separate covenants and each shall be severable one from the other. The Employee further acknowledges and agrees that all of the covenants and restrictions in this section are reasonable and valid and all defenses to the strict enforcement thereof by the Employer are hereby expressly waived.

Breach by the Employee of Non-Competition and Non-Solicitation. In addition to any other remedy available to the Employer, the Employee agrees that a breach of any of the provisions shall be regarded as a fundamental breach of the Employee's obligations hereunder entitling the Employer (i) to refuse to perform or to continue performing its obligations hereunder, including payment of the Guaranteed Amount and (ii) if paid, to seek repayment from the Employee.

Injunctions. The Employee hereby acknowledges and agrees that any breach whatsoever of the terms of this Agreement by him shall cause, and shall be deemed to be, a breach of his fiduciary obligations to the Employer and shall cause serious damages and injury to the Employer for which monetary damages would not, alone or in part, adequately compensate the Employer. Accordingly, the Employee agrees that if he should violate any of the terms if this Agreement, the Employer shall be entitled, either on its own initiative or with such others as it may decide, to all appropriate remedies, including an interim, interlocutory, or permanent injunction to be issued by any competent court enjoining and restraining the Employee from such wrongful acts.

Severability. Each of the sections contained herein shall be and remain separate from, independent of, and severable from all and any other sections herein except as otherwise indicated by the context of this Agreement. Any decision or declaration that one or more of the sections or subsections are null and void shall have no effect on the remaining sections or subsections in this Agreement.

Notices. Any notice in writing required or permitted to be given to the Employee shall be delivered personally or mailed by registered mail, postage prepaid, addressed to the Employee at his last residential address known to the Employee's immediate supervisor. Any such notice mailed shall be deemed to have been received by the Employee on the second business day following the date of mailing. Any notice in writing required or permitted to be given to the Employer shall be given by registered mail, postage prepaid, addressed to the Employer at . Any such notice mailed shall be deemed to have been received by the Employer on the second business day following the date of mailing. Such address for the giving of notices may be changed by notice in writing.

Termination of Prior Agreements. Any previous agreements, written or oral, express or implied, between the Employee and Employer relating to the employment of the Employee by the Employer are terminated and cancelled, and the Employee and the Employer release and forever discharge each other of and from all manners of action, causes of action, claims, and demands whatsoever under or in respect of any such prior agreement.

Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and contains all of the covenants, representations, and warranties of the respective parties. There are no oral representations or warranties between the parties of any kind. This Agreement may not be amended in any respect except by written instrument, signed by the parties. Any oral amendments or modifications will be of no force or effect and will be void.

General.

Tendering Resignations. The Employee agrees that after termination of his employment, he will tender his resignation from any position he may hold as an officer or director of the Employer or its subsidiaries. Doing so will not reduce the obligations of the Employer described herein.

Delivery of Records. Upon any termination of employment, the Employee shall, within five (5) business days, deliver or cause to be delivered to the Employer all books, documents, effects, monies, securities, or other property belonging to the Employer or its subsidiaries or for which the Employer or its subsidiaries are liable to others, which are in the possession, charge, control, or custody of the Employee.

Benefit and Binding Nature of Agreement. This Agreement shall enure to the benefit of and be binding upon the Employee and his heirs, executors, legal personal representatives, and administrators, and upon the Employer and its successors and assigns.

No Derogation. Nothing herein derogates from any rights the Employee may have under applicable law except as set forth in this Section. The parties agree that the rights, entitlements, and benefits set out in this Agreement to be paid to the Employee are in full satisfaction of all rights of the Employee under any statute, law or legislation in any other jurisdiction, and any rights or entitlements the Employee may otherwise have as a result of the termination of his employment whether against the Employer or any of the Employer's subsidiaries.

No Oral Waiver. Neither party may waive or shall be deemed to have waived any rights it or he may have under this Agreement (including under this Section) except to the extent that such waiver is in writing.

Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nebraska. Each of the parties hereto irrevocably attorn to the jurisdiction of the courts of the State of Nebraska with respect to any matters arising out of this Agreement. Each party irrevocably submits to the non-exclusive jurisdiction of any court (or arbitrator) sitting in the State of Nebraska over any suit, action, or proceeding arising out of or relating to this Agreement. To the fullest extent, the Employee and the Employer may do so under applicable law, each of them irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that he or it is not subject to the jurisdiction of any such court, any objection which he or it may now or hereafter have to the laying of the venue of any such jurisdiction or proceeding brought in any such court, and any such claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. The Employee agrees, to the fullest extent he may effectively do so under applicable law, that a final judgment (to which all appeals have been taken or the time limits for appeal have expired) in any suit, action, or proceeding brought in any such court shall be conclusive and binding upon him and may be enforced by a suit upon such judgment in the courts of any jurisdiction to which the Employee is or may then be subject.

Legal Representation. The Employee acknowledges to the Employer that he has been represented and has had opportunity to be represented by separate legal counsel in connection with the negotiation and finalization of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

By:	_________________________

Name:	_________________________

Title:	_________________________

Date:	_________________________

By:	_________________________

Name:	Chris Canfield

Its:	President

Date	_________________________